EXHIBIT 99.1

Contact:

Budd Zuckerman

Genesis Select Corporation

(303) 415-0200

PCM REPORTS RECORD SECOND QUARTER RESULTS

Highlights (Continuing operations in Q2 2015 compared to Q2 2014):

●	Net sales: increased 43% to a record $478.9 million
●	Gross profit: increased 29% to a record $62.0 million
●	Gross profit margin: decreased to 12.9% from 14.3%
●	Operating profit: decreased 78% to $0.9 million, including $5.4 million of one-time charges
●	Adjusted EBITDA: increased 42% to $9.5 million
●	Repurchased 239,710 shares at an average price of $9.66
●	Diluted earnings per share (EPS) from continuing operations: $0.01
●	Adjusted EPS from continuing operations, excluding one-time charges: $0.26
●	Completed acquisition of assets of En Pointe Technologies Sales, Inc. on April 1, 2015

El Segundo, California — July 29, 2015 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported financial results for the second quarter of 2015. Consolidated net sales in Q2 2015 were $478.9 million, an increase of $143.9 million, from $335.0 million in Q2 2014. Consolidated gross profit for Q2 2015 was $62.0 million, an increase of $14.0 million, or 29%, from $48.0 million in Q2 2014. Consolidated gross profit margin was 12.9% in Q2 2015 compared to consolidated gross profit margin of 14.3% in Q2 2014. Adjusted EBITDA (as defined below) for Q2 2015 increased $2.8 million, or 42%, to $9.5 million from $6.7 million in Q2 2014. Consolidated operating profit for Q2 2015 decreased $3.0 million, or 78%, to $0.9 million compared to $3.9 million for Q2 2014, which includes $5.4 million of one-time charges in Q2 2015. Consolidated income from continuing operations decreased $1.6 million, or 91%, to $0.2 million in Q2 2015 compared to $1.8 million for Q2 2014. Consolidated net income was $0.2 million in Q2 2015 compared to $1.1 million for Q2 2014, a decrease of $0.9 million, or 78%. Diluted EPS from continuing operations for Q2 2015 was $0.01 compared to diluted EPS from continuing operations of $0.14 for Q2 2014, a decrease of 93%. Excluding severance and restructuring related costs as well as lease vacancy costs, adjusted EPS from continuing operations for Q2 2015 was $0.26 compared to $0.15 for Q2 2014.

Commenting on the Company’s results, Frank Khulusi, Chairman and CEO of PCM, Inc., said, “We are very pleased with our results for the second quarter as we grew our net sales by 43% and our adjusted EPS by 73%, beating the high end of our guidance by $0.02 per share. We are also proud of how our legacy business and our En Pointe acquisition performed during the quarter. In our legacy business, investments we made in field sales, software sales and technical resources, together with our previously discussed sales organization changes, have begun to show positive results. We experienced strong growth of 9% in our legacy business net sales excluding the impact of increased accounting net downs. This exceeds our previously articulated expectation of 8% growth before net downs and is well north of recent quarters.”

Khulusi continued, “We also are very pleased with the sales growth in En Pointe, as it posted a 17% increase in net sales. We have also recently begun to explore ways we can leverage the respective capabilities of the legacy business and the En Pointe business for the benefit of both operations in future periods. As an example, we set in motion a plan to relocate the En Pointe staff from their former headquarters building to the PCM headquarters building in El Segundo and we will be vacating the En Pointe building in the third quarter. We also have found that En Pointe’s CRM tool suits the needs for our legacy business and have elected to abandon our work in progress on an alternative PCM CRM tool. Each of these items resulted in significant one-time charges in the second quarter but are expected to meaningfully reduce our cost structure going forward.”

Jay Miley, President of PCM, Inc., said, “In the second quarter, we grew our networking, software, servers and manufacturer extended service agreement categories by a very strong 38%, 25%, 22% and 31%, respectively. These results are a great testament to our continued transformation as a leading value-added IT solution provider as we realize the benefits of the investments and changes that Frank talked about. We also have been busy streamlining the business to create an efficient engine to support profitable growth. In that regard, during the quarter we executed our previously announced plan to reduce our operating expenses by an annualized $6.6 million and we continue to explore ways to achieve further cost savings while continuing to invest in areas of opportunity. Perhaps most significantly, I am pleased to announce that at the beginning of this quarter we reorganized our internal resources to create three new primary practice groups we call Advanced Technologies, End-point Technologies and Managed Technologies. Each of these practice areas includes dedicated leadership who report directly to me and combines marketing, services and support resources in a vertically integrated fashion. We believe this new organization structure to be a class-leading, unique go-to-market approach that will be an important differentiator, designed to make us more nimble than our competitors and to further align us with our vendors’ and customers’ needs.”

1

Khulusi concluded, “We see very exciting times ahead of us as these investments, organizational changes and synergies are leveraged and take further hold and as we continue to digest the En Pointe acquisition and drive its business. We expect strong growth in our top and bottom line again for the third quarter. We expect our adjusted EPS to be in the range of $0.13 to $0.17 per share in the third quarter and to exceed $1.00 per share for the twelve-month period beginning in the second quarter of 2015. We believe that PCM is better positioned than ever and we are laser-focused on driving shareholder value well above current levels.”

Results of Operations

	Three Months Ended June 30,
	2015		2014
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$350,054	73%	$256,385	77%	$93,669	37%
Public Sector	105,670	22	50,883	15	54,787	108
MacMall	23,149	5	27,730	8	(4,581)	(17)
Corporate & Other	(2)	—	(7)	—	5	NM (1)
Consolidated	$478,871	100%	$334,991	100%	$143,880	43%

(1) Not meaningful.

Consolidated net sales were $478.9 million in Q2 2015 compared to $335.0 million in Q2 2014, an increase of $143.9 million, or 43%, which was primarily due to $136.9 million in sales from En Pointe, which we acquired in April 2015, and a 2% increase in our legacy business. Our legacy net sales were impacted by a shift in sales mix towards products reported on a net basis. Excluding the impact of the net down, our legacy consolidated net sales grew by 9%. Consolidated sales of services were 7% and 9% of net sales in Q2 2015 and Q2 2014, respectively.

Commercial net sales were $350.1 million in Q2 2015 compared to $256.4 million in Q2 2014, an increase of $93.7 million or 37%.

The increase in Commercial net sales was primarily related to $87.1 million in sales in our En Pointe business as well as a 3% increase in our legacy Commercial business, partially offset by a continued shift in sales mix towards products reported on a net basis. Excluding the impact of the net down, our legacy commercial net sales grew by 9%. Sales of services in the Commercial segment increased 10% in Q2 2015, and represented 9% of Commercial net sales in Q2 2015 and 11% in Q2 2014. The increase in service revenues was primarily due to our En Pointe business and a 2% increase in legacy service sales.

Public Sector net sales were $105.7 million in Q2 15 compared to $50.9 million in Q2 14, an increase of $54.8 million, or 108%, primarily due to $49.8 million in state and local government and educational business (SLED) contributed by En Pointe, as well as a $5.0 million, or 10%, increase in our legacy net sales. Our legacy federal net sales grew $6.8 million, or 24%, driven by the strength of one of our federal contract vehicles, partially offset by a $1.8 million, or 8%, decrease in our legacy SLED business sales due to a shift in sales mix towards products reported on a net basis. Excluding the impact of the net down, our legacy Public Sector business grew by 20% and our legacy SLED business sales grew by 17%.

MacMall net sales were $23.1 million in Q2 2015 compared to $27.7 million in Q2 2014, a decrease of $4.6 million, or 17%. The decrease in MacMall net sales was primarily due to a decrease in sales of iMacs.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $62.0 million in Q2 2015, an increase of $14.0 million, or 29%, from $48.0 million in Q2 2014. Consolidated gross profit margin decreased to 12.9% in Q2 2015 from 14.3% in Q2 2014. The increase in consolidated gross profit was primarily due to $15.8 million of En Pointe gross profit, partially offset by a $1.8 million decrease in gross profit from our legacy business. The decrease in consolidated gross profit margin was due to seasonally lower margins related to the En Pointe business, lower margins in our legacy business resulting from competitive pricing pressures, a shift in mix towards our Public Sector business and a decrease in vendor consideration partially offset by an increase in mix of solution sales and an increase related to sales accounted for on a net basis. Our legacy business gross profit margin was 13.5%, a 30 basis point sequential increase over Q1 2015.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $61.1 million in Q2 2015 compared to $44.1 million in Q2 2014, an increase of $17 million, or 39%. Consolidated SG&A expenses as a percentage of net sales decreased to 12.8% in Q2 2015 from 13.2% in Q2 2014. The increase in consolidated SG&A expenses in Q2 2015 was primarily due to $13.6 million of SG&A expenses relating to En Pointe, which includes a $1.6 million non-cash charge related to the expected lease vacancy in connection with the relocation of En Pointe’s employees from its now redundant historic headquarters in Gardena, CA to PCM’s headquarters in El Segundo, CA effective in the third quarter. The increase in consolidated SG&A expenses also includes a $3.3 million write-off of work in process software related to a CRM system which we have abandoned in favor of En Pointe’s production CRM system and a $0.4 million increase in severance costs related to cost reduction initiatives. We also will be exploring additional synergies between PCM and En Pointe as we go forward, such as systems, leases, personnel and intellectual property which may result in additional one-time charges.

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Operating Profit (Loss)

The following table presents our operating profit (loss) and operating profit margin by segment for the periods presented (in thousands):

	Three Months Ended June 30,						Change in
	2015		2014		Change in		Operating
	Operating	Operating Profit	Operating	Operating Profit	Operating Profit (Loss)		Profit Margin
	Profit (Loss)	Margin(1)	Profit (Loss)	Margin(1)	$	%	%
Commercial	$19,254	5.5%	$14,215	5.5%	$5,039	35%	0.0%
Public Sector	5,250	5.0	2,046	4.0	3,204	157	1.0
MacMall	212	0.9	275	1.0	(63)	(23)	(0.1)
Corporate & Other	(23,866)	(5.0) (1)	(12,655)	(3.8) (1)	(11,211)	89	(1.2)
Consolidated	$850	(0.2)%	$3,881	1.2%	$(3,031)	(78)%	(1.0)%

(1)	Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

Consolidated operating profit was $0.9 million in Q2 2015 compared to consolidated operating profit of $3.9 million in Q2 2014, a decrease of $3.0 million, or 78%. The decrease in consolidated operating profit included $5.4 million of one-time charges described in the SG&A discussion. Excluding these one-time charges, consolidated operating profit would have increased $2.3 million or 58% primarily due to the En Pointe acquisition.

Commercial operating profit was $19.3 million in Q2 2015 compared to $14.2 million in Q2 2014, an increase of $5.1 million, or 35%. The increase in Commercial operating profit was primarily due to $6.4 million related to En Pointe and a $0.4 million decrease in legacy personnel costs, which decrease included a $0.2 million increase in severance costs related to cost reduction initiatives, partially offset by a $1.0 million decrease in legacy Commercial gross profit due to competitive pricing pressures.

Public Sector operating profit was $5.3 million in Q2 2015 compared to $2.0 million in Q2 2014, an increase of $3.2 million, or 157%. The increase in Public Sector operating profit was primarily due to $3.5 million related to En Pointe, partially offset by a $0.3 million decrease in our legacy Public Sector operating profit primarily related to a shift in sales mix towards certain federal government contracts at lower margins.

MacMall operating profit was $0.2 million in Q2 2015 compared to an operating profit of $0.3 million in Q2 2014, a decrease of $0.1 million, or 23%, primarily due to a $0.5 million decrease in MacMall gross profit, partially offset by a decrease of $0.1 million each of advertising expenses and credit card related processing fees.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $23.9 million in Q2 2015 compared to $12.7 million in Q2 2014, an increase of $11.2 million, or 89%, primarily due to $7.8 million of operating expenses of En Pointe, which includes a $1.6 million non-cash charge related to the lease vacancy charge related to the En Pointe headquarters, a $3.3 million write-off of CRM software work in process discussed above, and a $0.5 million increase in legacy personnel costs, which includes a $0.2 million increase in benefit claims expenses.

Consolidated Balance Sheet and Cash Flow

Cash used in operations for the six months ended June 30, 2015 was $3.8 million compared to cash provided by operations for the six months ended June 30, 2014 of $61.6 million. Accounts receivable at June 30, 2015 was $373.7 million, an increase of $174.1 million from December 31, 2014, with the increase primarily due to the build of En Pointe’s receivables since the acquisition on April 1, 2015. Inventory at June 30, 2015 was $48.9 million, a decrease of $1.8 million from December 31, 2014. Accounts payable at June 30, 2015 was $294.2 million, an increase of $171.8 million from December 31, 2014 primarily due to the addition of En Pointe. We invested in capital expenditures during the six months ended June 30, 2015 totaling $17.2 million compared to capital expenditures of $18.4 million during the six months ended June 30, 2014. Capital expenditures for the six months ended June 30, 2015 includes the purchase of real property in Irvine, California for $5.8 million and Lewis Center, Ohio for $6.0 million, as well as expenditures relating to investments in our IT infrastructure and new ERP systems. Capital expenditures for the six months ended June 30, 2014 was primarily to costs associated with our ERP upgrade, the construction of our new cloud data center in New Albany, Ohio, the expenditures relating to leasehold improvements and other build-out costs related to our new Chicago and Austin offices, and incremental investments in our IT infrastructure. Outstanding borrowings under our line of credit increased by $16.4 million to $69.2 million at June 30, 2015 compared to December 31, 2014. Working capital decreased to $30.0 million at June 30, 2015 from $63.4 million at December 31, 2014.

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Account Executive Headcount

The following table presents our average account executive headcount, by segment, for our continuing operations for the periods presented:

	Three Months Ended June 30,
Average Account Executive Headcount By Segment(1):	2015	2014
Commercial(2)	625	495
Public Sector(3)	127	104
MacMall	54	66
Total	806	665

(1)	Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.
(2)	Includes 56 average account executives related to En Pointe in the three months ended June 30, 2015.
(3)	Includes 17 average account executives related to En Pointe in the three months ended June 30, 2015.

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications, and excluding the results of our discontinued operations, which includes our closed retail stores and the results of our OnSale and eCost businesses.

	Three Months Ended June 30,		Y/Y Sales
Product Sales Mix:	2015	2014	Growth
Software(1)	34%	20%	184%
Notebooks & Tablets	17	20	33
Desktops	8	11	8
Networking	7	8	59
Delivered services	5	9	8
Manufacturer service and warranties(1)	6	5	66
Displays	4	5	39
Servers	3	4	49
Accessories	3	3	40
Storage	3	5	23
Input devices	2	3	5
Other(2)	8	7	43
Total	100%	100%

(1)	Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.
(2)	Other includes power, printers, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiative and other uncommon, non-recurring or special items. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

4

Conference Call

Management will hold a conference call, which will be webcast, on July 29, 2015 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its second quarter results. To listen to PCM management’s discussion of its second quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at www.investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on July 29, 2015 until August 4, 2015 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting pass code 95205449.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. Including pro forma results from our acquisition of En Pointe in April 2015, we generated over $1.7 billion in revenue in 2014. For more information please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to the impact of strategic investments; reorganization of internal resources or other changes in the sales and services organizations to drive growth; other opportunities for growth and improvement in shareholder value; expectations of growth in top or bottom line operating results; expectations of earnings per share; statements regarding our positioning for future growth; statements regarding benefits or expectations related to the En Pointe acquisition; statements regarding the creation of an efficient engine to support profitable growth; and statements regarding expected reductions to our cost structure from our plan to relocate En Pointe staff and abandonment of a PCM CRM tool. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in advanced technology solutions and services; risks associated with our ability to integrate our En Pointe acquisition; availability of key vendor incentives and other vendor assistance; our IT infrastructure; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our PCMG contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in the Asia Pacific region and the related effects on our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended March 31, 2015, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

5

PCM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net sales	$478,871	$334,991	$774,830	$660,328
Cost of goods sold	416,905	287,015	673,759	563,647
Gross profit	61,966	47,976	101,071	96,681
Selling, general and administrative expenses	61,116	44,095	105,428	86,672
Operating profit (loss)	850	3,881	(4,357)	10,009
Interest expense, net	872	750	1,643	1,693
Income (loss) from continuing operations before income taxes	(22)	3,131	(6,000)	8,316
Income tax expense (benefit)	(197)	1,287	(2,651)	3,438
Income (loss) from continuing operations	175	1,844	(3,349)	4,878
Income (loss) from discontinued operations, net of taxes	74	(698)	43	(845)
Net income (loss)	$249	$1,146	$(3,306)	$4,033

Basic and Diluted Earnings (Loss) Per Common Share
Basic EPS:
Income (loss) from continuing operations	$0.01	$0.15	$(0.27)	$0.40
Income (loss) from discontinued operations, net of taxes	0.01	(0.06)	0.00	(0.07)
Net income (loss)	$0.02	$0.09	$(0.27)	$0.33

Diluted EPS:
Income (loss) from continuing operations	$0.01	$0.14	$(0.27)	$0.38
Income (loss) from discontinued operations, net of taxes	0.01	(0.05)	0.00	(0.07)
Net income (loss)	$0.02	$0.09	$(0.27)	$0.31

Weighted average number of common shares outstanding:
Basic	12,106	12,343	12,156	12,137
Diluted	12,665	12,945	12,156	12,841

6

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO

CONSOLIDATED OPERATING PROFIT (LOSS)

(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
EBITDA(a):
Consolidated operating profit (loss)	$850	$3,881	$(4,357)	$10,009
Add: Consolidated depreciation expense	2,799	2,627	5,412	5,112
Consolidated amortization expense	417	84	503	172
EBITDA	$4,066	$6,592	$1,558	$15,293

Adjusted EBITDA
EBITDA	$4,066	$6,592	$1,558	$15,293
Add: Severance & restructuring related costs(b)	2,069	84	3,147	251
Write-off of CRM(c)	3,327	—	3,327	—
Adjusted EBITDA	$9,462	$6,676	$8,032	$15,544

Consolidated income (loss) from continuing operations:
Consolidated income (loss) from continuing operations before income taxes	$(22)	$3,131	$(6,000)	$8,316
Less: Income tax expense (benefit)	(197)	1,287	(2,651)	3,438
Consolidated income (loss) from continuing operations	$175	$1,844	$(3,349)	$4,878

Consolidated income (loss) from continuing operations before income taxes	$(22)	$3,131	$(6,000)	$8,316
Add: Severance & restructuring related costs(b)	2,069	84	3,147	251
Write-off of CRM(c)	3,327	—	3,327	—
Adjusted income (loss) from continuing operations before income taxes	5,374	3,215	474	8,567
Less: Adjusted income tax expense(d)	2,116	1,322	106	3,542
Non-GAAP consolidated income from continuing operations	$3,258	$1,893	$368	$5,025

Diluted earnings per share:
GAAP diluted EPS
Consolidated income (loss) from continuing operations	$0.01	$0.14	$(0.27)	$0.38
Non-GAAP diluted EPS
Non-GAAP consolidated income from continuing operations	$0.26	$0.15	$0.03	$0.39

GAAP diluted weighted average number of common shares outstanding	12,665	12,945	12,156	12,841
Non-GAAP diluted weighted average number of common shares outstanding	12,665	12,945	12,733 (e)	12,841

(a)	EBITDA — earnings from continuing operations before interest, taxes, depreciation and amortization.
(b)	Includes employee severance related costs related to our cost reduction initiative and lease vacancy costs.
(c)	Relates to the write-off of internally developed software work in process related to our upcoming CRM system, which was one component of our overall ERP system conversion, in favor of a similar CRM system already configured and in production at En Pointe.
(d)	The tax rate utilized is our effective annual income tax rate adjusted for discrete items in the related periods presented.
(e)	Includes approximately 577,000 dilutive shares for the six months ended June 30, 2015 for computation of non-GAAP diluted EPS.

7

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$6,914	$8,892
Accounts receivable, net of allowances of $592 and $426	373,655	199,604
Inventories	48,896	50,687
Prepaid expenses and other current assets	31,040	15,936
Deferred income taxes	4,956	3,922
Current assets of discontinued operations	422	26
Total current assets	465,883	279,067
Property and equipment, net	83,915	74,368
Goodwill	66,144	25,510
Intangible assets, net	12,330	4,673
Other assets	7,224	5,558
Non-current assets of discontinued operations	—	14
Total assets	$635,496	$389,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$294,178	$122,333
Accrued expenses and other current liabilities	45,286	26,107
Deferred revenue	21,959	10,089
Line of credit	69,158	52,795
Notes payable — current	4,952	3,741
Current liabilities of discontinued operations	346	577
Total current liabilities	435,879	215,642
Notes payable	36,677	22,415
Other long-term liabilities	23,782	5,600
Deferred income taxes	11,697	12,217
Total liabilities	508,035	255,874
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,902,012 and 15,758,714 shares issued; 12,096,724 and 12,267,550 shares outstanding	16	16
Additional paid-in capital	122,124	120,915
Treasury stock, at cost: 3,805,288 and 3,491,164 shares	(20,531)	(17,472)
Accumulated other comprehensive income	242	941
Retained earnings	25,610	28,916
Total stockholders’ equity	127,461	133,316
Total liabilities and stockholders’ equity	$635,496	$389,190

8

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2015	2014
Cash Flows From Operating Activities
Net income (loss)	$(3,306)	$4,033
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,915	6,485
Write-off of software work in process	3,327	—
Provision for deferred income taxes	(1,504)	379
Excess tax benefit related to stock option exercises	(185)	(269)
Non-cash stock-based compensation	865	635
Change in operating assets and liabilities:
Accounts receivable	(174,370)	22,872
Inventories	5,801	67,326
Prepaid expenses and other current assets	(13,810)	(15,661)
Other assets	(1,152)	2,256
Accounts payable	158,220	(37,623)
Accrued expenses and other current liabilities	4,685	445
Deferred revenue	11,679	10,676
Total adjustments	(529)	57,521
Net cash provided by (used in) operating activities	(3,835)	61,554
Cash Flows From Investing Activities
Acquisition of assets of En Pointe	(17,295)	—
Purchases of property and equipment	(17,238)	(18,432)
Net cash used in investing activities	(34,533)	(18,432)
Cash Flows From Financing Activities
Net borrowings (payments) under line of credit	16,363	(57,847)
Borrowings under note payable	17,694	9,060
Payments under notes payable	(2,221)	(714)
Change in book overdraft	11,223	1,421
Payments of obligations under capital leases	(1,207)	(1,421)
Payments of earn-out liability	(1,975)	—
Net proceeds from stock issued under stock option plans	540	3,242
Payments for deferred financing costs	(646)	(30)
Common shares repurchased and held in treasury	(3,059)	(430)
Excess tax benefit related to stock option exercises	185	269
Net cash provided by (used in) financing activities	36,897	(46,450)
Effect of foreign currency on cash flow	(507)	5
Net change in cash and cash equivalents	(1,978)	(3,323)
Cash and cash equivalents at beginning of the period	8,892	9,992
Cash and cash equivalents at end of the period	$6,914	$6,669
Supplemental Cash Flow Information
Interest paid	$1,551	$1,819
Income taxes paid	311	5,740
Supplemental Non-Cash Investing and Financing Activities
Earn-out liability	$30,525	$—
Financed purchase of property and equipment	624	979

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